Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 33-31674, 33-50301, 33-62155, 333-01519, 333-02353, 333-26961, 333-26963, 333-86983, 333-86985, 333-86987, 333-75524, 333-97121 and 333-115044 on Form S-8 and Registration Statements Nos. 333-22867, 333-106268, 333-119921, 333-119921-01 and 333-119921-02 on Form S-3 of our report dated January 27, 2003 (which report expresses an unqualified opinion and includes an explanatory paragraph referring to the Company’s change in 2002 in its accounting method for energy trading contracts) appearing in this Annual Report on Form 10-K of AGL Resources Inc. for the year ended December 31, 2004.

Deloitte & Touche LLP

Atlanta, Georgia
February 14, 2005